CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2025 relating to the financial statements of Brown & Brown, Inc. (the “Company”) and the effectiveness of Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Tampa, Florida

July 30, 2025